Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 14, 2024, is by and between Dycom Industries, Inc., a Florida corporation (the “Company”), and Daniel S. Peyovich (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement, dated as of January 6, 2021 (the “Existing Employment Agreement”); and

WHEREAS, the Company and the Executive desire to provide for the continued employment of the Executive and to supersede the Existing Employment Agreement with this Agreement effective as of the Effective Date (as defined in Section 2);

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.       Employment and Duties.

(a)       General.  Subject to the terms and conditions hereof, the Executive shall continue to serve as Chief Operating Officer of the Company and, effective on June 14, 2024, without further action by the Company but subject to the Executive’s continued employment with the Company as of such date, the Executive shall also become President of the Company, reporting to the Board of Directors (the “Board”) and to the Chief Executive Officer of the Company.  Effective on November 30, 2024 (the “Transition Date”), the date on which Steven E. Nielsen will retire from the Company, the Company agrees, subject to the Executive’s continued employment with the Company as of such date, to appoint the Executive as President and Chief Executive Officer of the Company, reporting to the Board.  Both parties agree that as of the Transition Date, the Executive shall no longer be the Chief Operating Officer of the Company. From and after the Transition Date, the Executive shall have such duties and responsibilities commensurate with those typically provided by a President and Chief Executive Officer of a company that is required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (a “Public Company”), as may be assigned to the Executive from time to time by the Board.   The Executive’s principal place of employment shall be the principal offices of the Company currently located in Palm Beach Gardens, Florida (and expected to be relocated to West Palm Beach, Florida), subject to such reasonable travel as the performance of his duties and the business of the Company may require.

(b)       Exclusive Services.  For so long as the Executive is employed by the Company, the Executive shall devote his full business working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board and shall use his best efforts to promote and serve the interests of the Company.  Further, the Executive shall not, directly or indirectly, render material services to any other person or organization without the consent of the Company pursuant to authority granted by the lead independent director of the Board, or Chair of the Board, if the Executive is not serving as the Chair (as applicable, the “Board Leader”), or otherwise engage in activities that would interfere significantly with the faithful performance of his duties hereunder.

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EXECUTION VERSION

Notwithstanding the foregoing, the Executive may (i) serve on corporate, civic or charitable boards provided that, on and after the Effective Date hereof, the Executive provides the Board Leader, in writing, with a list of such boards and receives the consent of the Board Leader to serve on such boards and (ii) manage personal investments or engage in charitable activities, provided that such activity does not contravene the first sentence of this Section 1(b).

2.       Term.

(a)       The Executive’s employment under this Agreement shall commence as of June 14, 2024 (the “Effective Date”) and shall, subject to earlier termination of the Executive’s employment under this Agreement, continue until November 30, 2027 (the “Initial Term”). Unless the Executive’s employment is earlier terminated in accordance with the terms of this Agreement or either party provides a written notice of non-renewal to the other party no later than ninety (90) days prior to the expiration of the then Term the period of the Executive’s employment shall, as of and following the expiration of the Initial Term, be automatically extended for additional 12 month periods (individually, and collectively, the “Renewal Term”). The period from the Effective Date until the Transition Date is referred to as the “COO Term.” The period from the Transition Date until the termination of the Executive’s employment under this Agreement, including, if applicable, the CIC Term (as defined below), any Renewal Term or Post-CIC Renewal Term (as defined below), is referred to as the “CEO Term” and, together with the COO Term, the “Term.”

(b)       Notwithstanding the foregoing, if a Change in Control (as defined in Section 5 below) occurs prior to the termination of the Executive’s employment under this Agreement, the Term shall end not earlier than the second anniversary of the consummation of the Change in Control unless the Executive experiences a termination of employment under this Agreement (the “CIC Term”). Unless a Final Non-Renewal Notice is given as herein provided or Executive’s employment is earlier terminated in accordance with the terms of this Agreement, the period of Executive’s employment shall, as of and following the expiration of the CIC Term, be automatically extended for additional 12 month periods (individually, and collectively, the “Post-CIC Renewal Term”). The Company or the Executive may elect to terminate the automatic extension of the Term by giving written notice of such election not less than (i) one-year prior to the end of the Initial Term or any Renewal Term, as applicable or (ii) 90 days prior to the end of the CIC Term or any Post-CIC Renewal Term, as applicable (the “Final Non-Renewal Notice”).

3.       Compensation and Other Benefits.  Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)       Base Salary.

(i)	During the COO Term, the Company shall continue to pay to the Executive an annual salary at the rate of $840,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time.
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(ii)	During the CEO Term, the Company shall pay to the Executive an annual salary at the rate of $1,125,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time.
(iii)	For the avoidance of doubt, any references to “Base Salary” in this Agreement (including in Section 3(b) with respect to the Executive’s bonus entitlements and in Section 4 relating to post-termination severance and other payments and benefits) shall refer to the highest annual rate of Base Salary approved by the Compensation Committee of the Board for the Executive as of and following the date of this Agreement. During the Term, the Compensation Committee of the Board (the “Committee”) shall review the Executive’s Base Salary, not less often than annually, and may increase (but not decrease) the Executive’s Base Salary in its sole discretion.

(b)       Bonus.  The Executive shall be entitled to participate in the Company’s annual incentive bonus plan in accordance with its terms as may be in effect from time to time and subject to such other terms as the Board or the Committee may approve.  For the fiscal year ending in January 2025, the Executive shall continue to be eligible to receive a target annual bonus opportunity of 100% of his Base Salary (based on the weighted average of (i) his Base Salary during the COO Term and (ii) his Base Salary during the portion of such fiscal year included in the CEO Term). For each subsequent fiscal year during the Term, the Executive shall be eligible to receive a target annual bonus opportunity of 115% of his Base Salary. The Executive actual bonus payable for a fiscal year shall be contingent on the degree of satisfaction of certain performance criteria and measures, as determined by and within the sole discretion of the Board or the Committee.

(c)       Long-Term Incentive Plan.  The Executive shall be entitled to participate in the Company’s long-term incentive plan in accordance with its terms that may be in effect from time to time and subject to such other terms as the Board or the Committee, in its sole discretion, may approve.

(d)       Promotion Equity Award.  Effective as of the Transition Date, the Company shall grant the Executive an award of time-based restricted stock units (i) in a number equal to (x) $2,000,000, divided by (y) the average closing price of the Company’s stock on the New York Stock Exchange for the 45-day trading period ending on the second trading day prior to the Transition Date; provided that the 45-day average may not be more than 5% above or below the actual stock price at the end of such 45-day period and (ii) with a vesting date on the fourth anniversary of the Transition Date, subject to Executive’s continued employment through the vesting date (the “Promotion RSUs”). The Promotion RSUs shall be subject to the terms of the Dycom 2012 Long Term Incentive Plan, as amended and restated, and the applicable award agreement, which shall be on a form substantially similar to the form the Company uses to make annual grants to other senior executives of the Company.

(e)       Benefit Plans.  The Executive shall be entitled to participate in all employee benefit plans or programs of the Company as are available to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

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(f)       Expenses.  The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time.  In addition, the Company shall reimburse the Executive for the cost of an annual physical exam by a physician of the Executive’s choice upon presentation of written documentation thereof, in accordance with the applicable business expense reimbursement policies and procedures of the Company as in effect from time to time.  Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.

(g)       Vacation.  The Executive shall be entitled to vacation time consistent with the applicable policies of the Company for other senior executives of the Company as in effect from time to time.

4.       Termination of Employment.  Subject to this Section 4, the Company shall have the right to terminate the Executive’s employment at any time, with or without Cause (as defined in Section 5 below), and the Executive shall have the right to terminate his employment at any time, with or without Good Reason (as defined in Section 5 below).

(a)       Termination due to Death or Disability.  The Executive’s employment under this Agreement will terminate upon the Executive’s death and upon the Executive’s Disability (as defined in Section 5 below) may be terminated by the Company upon giving not less than 30 days’ written notice to the Executive.  In the event of the Executive’s death or Disability, the Company shall pay to the Executive (or his estate, as applicable) the Executive’s accrued salary through and including the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the Separation from Service (as defined in Section 4(b) below) occurs and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (“Other Accrued Compensation and Benefits”), payable within 30 days of the Executive’s Separation from Service by reason of death or Disability. In addition, the Executive shall be entitled to the following: (i) in the case of death, full acceleration of any outstanding equity awards, with any performance awards vesting at their respective target performance levels and (ii) in the case of Disability, continued vesting of any outstanding equity awards in accordance with the terms of such awards, with any performance vesting awards subject to the applicable performance conditions.

(b)       Termination for Cause; Resignation without Good Reason.  If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of the Company’s termination of the Executive’s employment for Cause or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall only be entitled to payment of his Other Accrued Compensation and Benefits, payable in accordance with Company policies and practices and in no event later than 30 days after the Executive’s Separation from Service.  The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

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(c)       Termination without Cause; Resignation for Good Reason Prior to a Change in Control.  If, prior to the expiration of the Term, the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause, or if the Executive resigns from his employment for Good Reason prior to a Change in Control, the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(f), shall be entitled to the following:

(i)	an amount equal to two and a half times the sum of (1) his Base Salary (at the rate in effect on the date the Executive’s employment is terminated) plus (2) the greater of (x) the average amount of the annual bonus paid to him for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (y) target annual bonus for the fiscal year in which the Separation from Service occurs, payable in substantially equal monthly installments over a period of 30 months beginning 60 days following the Executive’s Separation from Service; provided, however, that if a “change in the effective control of a corporation,” as such term is defined in Treasury Regulation §1.409A-3(i)(5), occurs with respect to the Company following the Executive’s Separation from Service, any unpaid amounts hereunder shall be paid in a single lump sum within five days following the consummation of such change in the effective control;
(ii)	continued participation in the employee benefit plans of the Company (other than equity-based plans, 401(k) plans, bonus plans, or disability plans) applicable to other senior executives until the earliest of (i) two years following the Executive’s Separation from Service or (ii) the Executive obtaining other employment and becoming eligible to participate in the welfare benefit plans of his new employer or, in the event such participation is not permitted, a cash payment equal to the value of the benefit excluded, payable in equal monthly installments beginning 60 days following the Executive’s Separation from Service; and
(iii)	to the extent not already vested, a pro rata portion of the Promotion RSUs shall immediately vest. The pro rata portion of the Promotion RSUs shall be calculated by multiplying the number of units underlying the Promotion RSUs by a fraction, the numerator of which is the number of consecutive days worked from the Transition Date to the date in which the Separation from Service occurs and the denominator of which is 1,460.

(d)       Termination without Cause; Resignation for Good Reason on or Following a Change in Control.  If, prior to the expiration of the CIC Term, the Executive incurs a Separation from Service on or following the consummation of a Change in Control by reason of the Company’s termination of the Executive’s employment without Cause, or if the Executive resigns from his employment for Good Reason, the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(f), shall be entitled to the following:

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(i)	an amount equal to three times the sum of (i) his Base Salary (at the rate in effect on the date the Executive’s employment is terminated) plus (ii) the greater of (x) the average amount of the annual bonus paid to him for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (y) target annual bonus for the fiscal year in which the Separation from Service occurs, payable in a single lump sum within five days;
(ii)	a pro rata bonus equal to (x) the greater of (i) the average amount of the annual bonus paid to the Executive for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (ii) the annual bonus the Executive would have earned for the fiscal year in which the Separation from Service occurs based on performance as determined through the date of the Separation from Service, multiplied by (y) a fraction, the numerator of which is the number of days worked during the fiscal year in which the Separation from Service occurs and the denominator of which is 365 , payable in a single lump sum within five days; provided, however, that if such Separation from Service occurs in the same fiscal year as the Change in Control and the Executive is paid an annual bonus for such year in connection with the Change in Control, the fraction shall be adjusted so that the numerator reflects the number of days worked during the fiscal year following the Change in Control and the denominator reflects the number of days in the fiscal year following the Change in Control;
(iii)	continued participation in the employee benefit plans of the Company (other than equity-based plans, 401(k) plans, bonus plans, or disability plans) applicable to other senior executives until the earliest of (i) two years following the Executive’s Separation from Service or (ii) the Executive obtaining other employment and becoming eligible to participate in the welfare benefit plans of his new employer or, in the event such participation is not permitted, a cash payment equal to the value of the benefit excluded, payable in equal monthly installments beginning 60 days following the Executive’s Separation from Service; and
(iv)	all outstanding equity-based awards, including but not limited to stock options, restricted stock, and restricted stock unit awards, granted by the Company to the Executive pursuant to any of the Company’s long-term incentive plans shall fully and immediately vest to the extent not already vested. In addition, all outstanding performance share, performance share unit, and other equivalent awards granted by the Company to the Executive pursuant to any of the Company’s long-term incentive plans shall immediately vest at their respective target performance levels to the extent not already vested.

Notwithstanding anything to the contrary in this Agreement, any termination without Cause that occurs prior to a Change in Control but which the Executive reasonably demonstrates (x) was at the request of a third party, or (y) arose in connection with or in anticipation of a Change in Control which actually occurs, shall constitute a termination without Cause occurring on such Change in Control for purposes of this Agreement.

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(e)       Failure to Renew Agreement.  In the event the Company fails to renew this Agreement beyond the Term on substantially no less favorable terms to the Executive than those effective under this Agreement and the Executive incurs a Separation from Service, the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(f), he shall be entitled to the following:

(i)	an amount equal to (i) one times his Base Salary (at the rate in effect on the date the Executive’s employment is terminated), plus (ii) the greater of (x) the average amount of the annual bonus paid to him for each of the three fiscal years immediately prior to the fiscal year in which the Separation from Service occurs or (y) 100% of the Executive’s Base Salary, payable in substantially equal monthly installments over a period of 12 months beginning 60 days following the Executive’s Separation from Service and shall be in the amount of one-sixth (1/6) of the severance amount due to the Executive under this Section 4(e), and each of the remaining ten (10) installments shall be in the amount of one-twelfth (1/12) of such severance amount due to the Executive; provided, however, that following the consummation of a “change in the effective control” of the Company, any unpaid amounts under this Section 4(e) shall be paid to the Executive in a lump sum within five days following the consummation of a Change in Control; and
(ii)	to the extent not already vested, a pro rata portion of the Promotion RSUs shall immediately vest. The pro rata portion of the Promotion RSUs shall be calculated by multiplying the number of units underlying the Promotion RSUs by a fraction, the numerator of which is the number of consecutive days worked from the Transition Date to the date in which the Separation from Service occurs and the denominator of which is 1,460.

(f)       Execution and Delivery of Release.  The Company shall not be required to make the payments and provide the benefits provided for under Section 4(c), 4(d) or 4(e) unless the Executive executes and delivers to the Company, within 60 days following the Executive’s Separation from Service, a general waiver and release of claims in a form substantially similar to the form attached hereto as Exhibit A and the release has become effective and irrevocable in its entirety.  The Executive’s failure or refusal to sign the release (or his revocation of such release in accordance with applicable laws) shall result in the forfeiture of the payments and benefits under Sections 4(c), 4(d) and 4(e).

(g)       Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 25 of this Agreement, except that the Company may waive the requirement for such Notice of Termination by the Executive.  In the event of a resignation by the Executive without Good Reason, the Notice of Termination shall specify the date of termination, which date shall not be less than 30 days after the giving of such notice, unless the Company agrees to waive any notice period by the Executive.

(h)       Resignation from Directorships and Officerships.  The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and (ii) all fiduciary positions (including as a trustee) the Executive may hold with respect to any employee benefit plans or trusts established by the Company.  The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

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5.       Definitions.

(a)       Cause.  For purposes of this Agreement, “Cause” shall mean the termination of the Executive’s employment because of:

(i)	the Executive’s indictment for any crime, whether such crime is a felony or misdemeanor, that materially impairs the Executive’s ability to function as President and Chief Executive Officer of the Company and such crime involves the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property; provided, however, that if the Executive is found not guilty of the crime and does not enter a plea of guilty or nolo contendere to such crime or a lesser offense (based on the same operative facts), either before or after the date of the Executive’s Separation from Service, such indictment shall not be the basis for a termination for Cause, but will be a termination without Cause as of the date of the Executive’s Separation from Service;
(ii)	the Executive’s repeated willful neglect of his duties; or
(iii)	the Executive’s willful material misconduct in connection with the performance of his duties (including a willful material breach of Company policies regarding legal compliance, ethics or workplace conduct) or other willful material breach of this Agreement;

provided, however, that no act or omission on the Executive’s part shall be considered “willful” if it is done by him in good faith and with a reasonable belief that Executive’s conduct was in the best interest of the Company and provided further that no event or condition described in clause (ii) or (iii) shall constitute Cause unless (w) the Company gives the Executive written notice of termination of his employment for Cause and the grounds for such termination within 180 days of the Board first becoming aware of the event giving rise to such Cause, (x) such grounds for termination are not corrected by the Executive within 30 days of his receipt of such notice, (y) if the Executive fails to correct such event or condition, the Company gives the Executive at least 15 days’ prior written notice of a special Board meeting called to make a determination that the Executive should be terminated for Cause and the Executive and his legal counsel are given the opportunity to address such meeting prior to a vote of the Board, and (z) a determination that Cause exists is made and approved by 75% of the Board.

(b)       Change in Control.  For purposes of this Agreement, “Change in Control” shall be deemed to occur upon the occurrence of any of the following events:

(i)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting stock of the Company, excluding, however,
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(1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(ii)	the individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease to constitute a majority of the Board; provided, however, (1) that if the nomination or election of any new director of the Company was approved by a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or as a result of a solicitation of proxies or consents by or on behalf of any “person” or “group” identified in clause (i) above;
(iii)	a reorganization of the Company or the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; provided, however, that any such transaction shall not constitute a Change in Control if (1) the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, (2) no “person” or “group” owns 20% or more of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, and (3) a majority of the Incumbent Board remains; or
(iv)	the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)       Disability.  For purposes of this Agreement, “Disability” shall be defined in the same manner as such term or a similar term is defined in the Company long-term disability plan applicable to the Executive.

(d)       Good Reason.  For purposes of this Agreement, “Good Reason” shall mean termination of employment by the Executive because of the occurrence of any of the following events:

(i)	a failure by the Company to pay compensation or benefits due and payable to the Executive in accordance with the terms of this Agreement;
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(ii)	a material change in the duties or responsibilities performed by the Executive as Chief Operating Officer, if during the COO Term, or as Chief Executive Officer, if during the CEO Term, of a Public Company;
(iii)	a relocation of the Company’s principal office by more than 25 miles from the principal offices of the Company currently located in Palm Beach Gardens, Florida (and expected to be relocated to West Palm Beach, Florida) without the Executive’s consent; or
(iv)	failure by the Company to obtain agreement by a successor to assume this Agreement in accordance with Section 17(b);

provided, however, that no event or condition described in clause (i) or (ii) shall constitute Good Reason unless (x) the Executive gives the Company written notice of his intention to terminate his employment for Good Reason and the grounds for such termination within 180 days of the Executive first becoming aware of the event giving rise to such Good Reason and (y) such grounds for termination are not corrected by the Company within 30 days of its receipt of such notice.

6.       Limitations on Severance Payment and Other Payments or Benefits.

(a)       Payments.  Notwithstanding any provision of this Agreement, if any portion of the severance payments or any other payment under this Agreement, or under any other agreement with the Executive or plan or arrangement of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6, result in the imposition on the Executive of an excise tax under Code Section 4999, then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in the greatest amount such that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the Executive’s actual marginal rate of federal, state and local income taxation and the Excise Tax).

(b)       Determinations.  Within 30 days following the Executive’s termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Company, at the Company’s expense, shall select a nationally recognized certified public accounting firm (which may be the Company’s independent auditors) (“Accounting Firm”) reasonably acceptable to the Executive, to determine (i) the Base Amount (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 6(a), and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 6(a), or (y) the Total Payments were not so reduced.  If the Accounting Firm determines that Section 6(a)(ii) above applies, then the Termination Payment hereunder or any other payment or benefit determined by such Accounting Firm to be includable in Total Payments shall be reduced or eliminated so that there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order:

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(1) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (2) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(c)       Definitions and Assumptions.  For purposes of this Agreement: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Amount” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) for purposes of the determination by the Accounting Firm, the value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Code Sections 280G(d)(3) and (4) and (v) the Executive shall be deemed to pay federal income tax and employment taxes at his actual marginal rate of federal income and employment taxation, and state and local income taxes at his actual marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 6(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.  The covenants set forth in Sections 7, 8 and 9 of this Agreement have substantial value to the Company and a portion of any Total Payments made to the Executive are in consideration of such covenants.  For purposes of calculating the “excess parachute payment” and the “parachute payments”, the parties intend that an amount equal to not less than the Executive's highest annual base salary during the 12-month period immediately prior to his termination of employment shall be in consideration of the covenants in Sections 7, 8 and 9 below.  The Accounting Firm shall consider all relevant factors in appraising the fair value of such covenants and in determining the amount of the Total Payments that shall not be considered to be a “parachute payment” or “excess parachute payment”.  The determination of the Accounting Firm shall be addressed to the Company and the Executive and such determination shall be binding upon the Company and the Executive.

(d)       Amendment.  This Section 6 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.

7.       Confidentiality.

(a)       Confidential Information.

(i)	The Executive agrees that during his employment with the Company for any reason and for a period of five years following his Separation from Service, he will not at any time, except with the prior written consent of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any information deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning customers, business plans, marketing data, or other confidential information known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group;
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provided that such Confidential Information does not include any information which (x) is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s action or (y) is or becomes available to the Executive after his Separation from Service on a non-confidential basis from a third-party source provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality.  Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(ii)	In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.
(iii)	The Executive understands and acknowledges that the Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit the Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and the Executive may do so without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities. Further, nothing in this Agreement precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency.
(iv)	The Executive acknowledges that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law,
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(ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (iii) made to his or her attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(b)       Exclusive Property.  The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group.  All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group.  Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 7.

8.       Noncompetition.  The Executive agrees that during his employment with the Company and for a period commencing on the Executive’s Separation from Service and ending on the later of (i) the first anniversary of the Executive’s Separation from Service and, to the extent the Executive is entitled to any continued vesting under Section 4(a) of this Agreement, (ii) the duration of any such continued vesting period but only for so long as the applicable equity award remains unvested (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a business competitive with the Company in any geographic area in which the Company Group has engaged in business, or is reasonably expected to engage in business during such Restricted Period (including, without limitation, any area in which any customer of the Company Group may be located); provided, however, that nothing herein shall limit the Executive’s right to own not more than 1% of any of the debt or equity securities of any business organization.

9.       Non-Solicitation.  The Executive agrees that, during his employment and for the Restricted Period, the Executive shall not, directly or indirectly, other than in connection with the proper performance of his duties in his capacity as an executive of the Company, (a) interfere with or attempt to interfere with any relationship between the Company Group and any of its employees, consultants, independent contractors, agents or representatives, (b) employ, hire or otherwise engage, or attempt to employ, hire or otherwise engage, any current or former employee, consultant, independent contractor, agent or representative of the Company Group in a business competitive with the Company Group, (c) solicit the business or accounts of the Company Group or (d) divert or attempt to direct from the Company Group any business or interfere with any relationship between the Company Group and any of its clients, suppliers, customers or other business relations.  As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

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10.       Assignment of Developments.  The Executive previously entered into an Employee Invention, Proprietary Information and Copyright Agreement, dated December 23, 2020 (“Assignment of Developments Agreement”).  The Executive agrees that the terms of such Assignment of Developments Agreement shall continue in full force and effect.

11.       Full Settlement.  Prior to the effective date of a Change in Control, in the event the Company believes that the Executive is in material breach or has materially breached a provision of this Agreement, the Company may withhold any further payment of amounts due and payable under this Agreement, provided that (x) the Company gives the Executive at least 15 days’ prior written notice of a special Board meeting called to make a determination that the Executive is in material breach or has materially breached a provision of this Agreement and the Executive and his legal counsel are given the opportunity to address such meeting prior to a vote of the Board and (y) a determination that the Executive is in material breach or has materially breached a provision of this Agreement is made and approved by 75% of the Board.  Any such determination by the Board shall not be binding on an arbitrator or other trier of fact as to whether the Executive has breached this Agreement, and shall not limit or otherwise affect the rights or remedies available to the Executive or the Company in the event of a dispute under this Agreement.  Except as provided above in this Section 11, the Company’s obligation to pay the Executive the amounts required by this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else.  All payments and benefits to which the Executive is entitled under this Agreement shall be made and provided without offset, deduction, or mitigation on account of income that the Executive may receive from employment from the Company or otherwise.  This Section 11 shall not be interpreted to otherwise limit the remedies available to the Company, whether at law or in equity, in the event the Executive breaches any provision of this Agreement.

12.       Certain Remedies.

(a)       Injunctive Relief.  Without intending to limit the remedies available to the Company Group, the Executive agrees that a breach of any of the covenants contained in Sections 7 through 10 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 7 through 10 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement.  Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)       Extension of Restricted Period.  In addition to the remedies the Company may seek and obtain pursuant to this Section 12, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court or arbitrator possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 8 and 9 of this Agreement.

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13.       Section 409A of the Code.

(a)       General.  This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

(b)       Deferred Compensation.  Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i)	If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code, then no such payment shall be made or commence during the period beginning on the date of the Executive’s Separation from Service and ending on the date that is six months following the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth day of the first calendar month following the end of the period (“Delayed Payment Date”). If payment of an amount is delayed as a result of this Section 13(b)(i), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Executive but for this Section 13(b)(i) to the day prior to the Delayed Payment Date. The rate of interest shall be compounded monthly, at the prime rate as published by Citibank NA for the month in which occurs the date of the Executive’s Separation from Service. Such interest shall be paid on the Delayed Payment Date.
(ii)	Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

14.       Source of Payments.  All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment.  The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

15.       Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Palm Beach County, Florida in accordance with the commercial rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon.

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16.       Attorney’s Fees.  The Company shall pay or reimburse the Executive for all reasonable legal fees and costs incurred in connection with the negotiation, review and execution of this Agreement, up to a maximum amount of $40,000. The Company shall, from time to time, pay or reimburse the Executive, on an after-tax basis, for all reasonable legal fees and expenses (including court costs) incurred by him as a result of any claim by him (or on his behalf) to enforce the terms of this Agreement or collect any payments or benefits due to the Executive hereunder.  Payments with respect to such legal fees and expenses shall be made in advance of any final disposition and within ten business days after the Executive submits documentation of such fees to the Company in accordance with the Company’s business expense reimbursement policies and procedures.

17.       Non-assignability; Binding Agreement.

(a)       By the Executive.  This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)       By the Company.  This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.  If the Company shall be merged or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner that the Company would be required to perform it if no such succession had taken plan.  The provisions of this paragraph shall continue to apply to each subsequent employer of the Executive hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.

(c)       Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

18.       Withholding.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

19.       Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

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20.       Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State.

21.       Survival of Certain Provisions.  The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Term shall survive the Term.

22.       Entire Agreement; Supersedes Previous Agreements.  This Agreement, the Assignment of Developments Agreement and any outstanding equity award agreements entered into prior to the Effective Date contain the entire agreement and understanding of the parties hereto with respect to the matters covered herein including, without limitation, the Existing Employment Agreement, and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof (including the Existing Employment Agreement), all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

23.       Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

24.       Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

25.       Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

11780 US Highway 1, Suite 600

Palm Beach Gardens, Florida 33408

Attention:  General Counsel

Email: ryan.urness@dycominc.com

With a copy to:

John J. Cannon III
Allen Overy Shearman Sterling US LLP
599 Lexington Avenue
New York, NY 10022
Email: jcannon@aoshearman.com

To the Executive:

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To Executive’s home address most recently communicated to the Company.

With a copy to the Executive’s counsel:

Lawrence A. Pasini

Pasini Law LLC

50 Main Street, Suite 1000

White Plains, NY 10606

Email: LPasini@Pasinilaw.com

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

DYCOM INDUSTRIES, INC.

By:	/s/ Ryan F. Urness
Name: Ryan F. Urness
Title: Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Daniel S. Peyovich
Name: Daniel S. Peyovich

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